Exhibit 99.1

                                  NEWS RELEASE

Company: Oregon Pacific Banking Company
Contact: Lindy Gessaman - 997-7121 - lindy@hhouse.com
Release: Immediate
Date:    February 9, 2004

                    Hoberg and Grigsby Retire from OPBC Board

         Gary Hoberg and Forrest Grigsby announced their retirement as Board members of Oregon Pacific Banking Company at the January 20, 2004 meeting.
         Hoberg was one of the Bank's founding Board members and helped to open OPBC December 17, 1979. Since that time he has been a valuable member in moving the Bank forward. Grigsby has been on the Board since 1992.
         "Both Gary and Forrest have provided leadership which has brought considerable growth to our Bank," commented Dr. A. J. Brauer, Chairman of the Board. "Both are men of the highest integrity and commitment and have worked diligently to make the Bank successful. They are going to be missed. We wish them well in their retirement."
          The bank started in a trailer and a year later moved into its present building. Two additions later, the main branch was too small to hold all of the staff. In May of 2002, OPBC opened a Loan Center at 705 9th Street, where 30 plus employees are located to help customers with consumer, commercial, construction and mortgage loans.
         "Gary and Forrest have been dedicated and hard working Board members. We will miss working with them, but give them our sincere best wishes as they retire from the Bank," said Tom Grove, President and CEO.
            In 2002, OPBC opened three new branches in Roseburg, Coos Bay and Sutherlin, making a total of six locations for the Bank. Hoberg and Grigsby provided guidance and direction through it all.